NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 29, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 15, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Great Lakes Bancorp, Inc. and First Niagara Financial Group, Inc. became effective on February 15, 2008, for each share of Common Stock of Great Lakes Bancorp, Inc. held, holders elected to receive either: $ 14.00 in cash, OR 0.993 of a share of First Niagara Financial Group, Inc. Common Stock, OR a combination of Cash and Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 19, 2008.